UPS LONG-TERM INCENTIVE PERFORMANCE PROGRAM
Amended and Restated Terms and Conditions

May 6, 2026
1.    Establishment, Objectives and Duration.
1.1    Establishment of the Program and Effective Date. The Compensation and Human Capital Committee of the Board of Directors of United Parcel Service, Inc. (“Committee”) hereby amends and restates the terms and conditions of the UPS Long-Term Incentive Performance Program (“LTIP”) which provides for Awards in the form of Restricted Performance Units (“RPUs”) pursuant to the United Parcel Service, Inc. 2021 Omnibus Incentive Compensation Plan or the 2026 Omnibus Incentive Compensation Plan and any successor plan (as may be amended from time to time, the “ICP”). Unless otherwise defined in this document, capitalized terms shall have the meanings set forth in the ICP. These LTIP Terms and Conditions shall be effective for any LTIP Awards made on or after the date set forth above (“LTIP Effective Date”).
1.2    Objectives of the LTIP. The objectives of the LTIP are to align incentive pay with long-term performance related to key business objectives, enhance retention of key talent, and align the interests of shareowners with the incentive compensation opportunity for executives.

1.3    Duration of the Program. The LTIP shall commence on the LTIP Effective Date and shall remain in effect, subject to the right of the Committee to amend or terminate the LTIP at any time pursuant to Section 12.6 hereof.

2.    Administration.
2.1    Authority of the Committee. The LTIP shall be administered by the Committee, subject to its right to delegate certain responsibilities as set forth is Section 2.3, which shall have the same power and authority to administer the LTIP as it does to administer the ICP.
2.2    Decisions Binding. All decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareowners, any employee, and their estates and beneficiaries.
2.3    Delegation. The Committee may (subject to applicable law, regulation, stock exchange requirements and the terms of the ICP), delegate its power, authority and duties as identified herein to administer the LTIP, other than the power, authority and duties to grant and approve LTIP Awards to Employees who are members of the Company’s Executive Leadership Team, to (i) any committee comprised of members of management of the Company responsible for determining or overseeing compensation for individuals other than Executive Leadership Team Eligible Employees or (ii) the Executive Leadership Team or (iii) any members of the Executive Leadership Team (the “Management Compensation Committee”). Subject to the limitations set forth above, the Management Compensation Committee shall have the powers, authority and duties of the Committee as contained herein, and references to the “Committee” shall be deemed to refer to the Committee or the Management Compensation Committee, as applicable.

3.    RPUs Subject to Award. The target number of RPUs subject to your Award is determined by (1) the product of (a) your LTIP RPU Award Percentage on Exhibit A multiplied by (b) your annualized monthly salary in effect on the grant date specified in your Grant Notice (the “Grant Date”), then (2) divided by the Fair Market Value of a Share on the Grant Date, rounded up to the nearest whole number.

4.    Eligibility for Awards.  The Committee shall have broad discretion to determine the eligibility criteria for Awards for members of the Executive Leadership Team, including the Grant Date and any proration applicable to any Award for any reason, including as a result of an individual becoming an Employee or changing job classification in a manner that would result in a different LTIP RPU Award Percentage for that individual, after the Grant Date.

5.    Award Document. You will receive a Grant Notice that specifies the Grant Date and the total number of RPUs subject to the Award, each of which may be prorated for the number of months remaining in the RPU Performance Period (as defined below), and such other provisions as the Committee shall determine. Such Grant Notice, together with this document, shall constitute the “Award Document” for the applicable Award for purposes of the ICP.
6.    Earned RPUs; Performance Metrics. The number of RPUs earned under an Award will be determined based upon the Company’s (a) Revenue Growth (as defined below) and (b) ROIC (as defined below), each during a three-year performance period identified in the applicable Grant Notice (the “RPU Performance Period”), subject to modification based on (c) total shareholder return performance during the RPU Performance Period. Performance and payout will be determined independently for each metric. The number of RPUs earned under an Award will be calculated as follows:

(a) Revenue Growth Payout % x 50%	+	(b) ROIC Payout % x 50%	+/ -	(c) RTSR Payout Modifier (if applicable)	=	RPU Award Payout %

The RPU Award Payout % will then be multiplied by the target number of RPUs received under the Award, including any dividend equivalent units (described below), to determine the total number of RPUs earned for the Award.

6.1    Revenue Growth. “Revenue Growth” is determined by reference to year-over-year growth in the Company’s annual consolidated revenue over prior year consolidated revenue. For purposes hereof, “consolidated revenue” shall be considered revenue as determined in accordance with GAAP, subject to adjustment as described below. Consolidated revenue will be calculated on a constant currency basis. The Revenue Growth payout percentage will be determined based on the average Revenue Growth for the three fiscal years in the RPU Performance Period, in accordance with the Grant Notice. Following the completion of the RPU Performance Period, the Committee will certify (i) the three-year average Revenue Growth for the RPU Performance Period; (ii) the three-year average Revenue Growth for the RPU Performance Period as compared to the target; and (iii) the final payout percentage for this metric.

6.2    Adjusted Operating ROIC. “ROIC” (return on invested capital) is determined by dividing the Company’s annual adjusted operating profit by the Company’s average invested capital during the applicable year(s) of the RPU Performance Period. The Company’s “adjusted operating profit” is the Company’s operating income determined in accordance with GAAP, subject to adjustment as described below. The Company’s “average invested capital” is the 12-month average equity and pension and postretirement benefit maturities along with long-term and short-term debt and finance leases. The ROIC payout percentage will be based on the average ROIC for the three fiscal years in the RPU Performance Period, in accordance with the Grant Notice. Following the completion of the RPU Performance Period, the Committee will certify (i) the three-year average ROIC for the RPU Performance Period; (ii) the three-year average ROIC for the RPU Performance Period as compared to the target; and (iii) the final payout percentage for this metric.

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6.3    Total Shareholder Return. Total shareholder return measures the total return on an investment in the Company’s class B common stock (the “Stock”) to an investor (stock price appreciation plus dividends). The total return on the Stock shall be compared with the total return on the stocks of the companies listed on the Standard & Poor’s 500 Composite Index (“Index”) at the beginning of the RPU Performance Period. The Committee shall then assign the Company a percentile rank relative to the companies listed on the Index (the “S&P 500 Companies”) based on total shareholder return performance (“relative total shareholder return” or “RTSR”). Following the completion of the RPU Performance Period, the Committee will certify (i) the Company’s actual total shareholder return for the RPU Performance Period; (ii) the total shareholder return of each of the S&P 500 Companies during the RPU Performance Period; (iii) the percentile ranking for the Company as compared to S&P 500 Companies for the RPU Performance Period; and (iv) the final payout modifier, if any, for the RPUs as described below.

6.3.1    Payout Modifier: The number of RPUs earned under an Award will be modified up or down, if applicable, based on RTSR as follows:

Total Shareholder Return Percentile Rank Relative to S&P 500 Companies	Payout Modifier
Above 75th percentile	+20%
Between 25th and 75th percentile	None
Below 25th percentile	-20%
6.3.2    TSR Calculation: TSR is determined as follows:

TSR =	(Ending Average + Dividends Paid) – Beginning Average
Beginning Average
Beginning Average: the average closing price of a share of the respective S&P 500 company’s common stock for the 60 trading days prior to the start of the RPU Performance Period on which shares of such company’s common stock were traded.
Ending Average: the average closing price of a share of the respective S&P 500 Company’s common stock over the last 60 trading days of the RPU Performance Period, accounting for compounding Dividends Paid, on which shares of such company’s common stock were traded.
Dividends Paid: the total of all dividends paid on one share of the respective S&P 500 Company’s common stock during the RPU Performance Period, provided that the record date occurs during the RPU Performance Period, and provided further that dividends shall be treated as though they are reinvested on the day of payment using the closing price of a share of the respective S&P 500 Company’s common stock on that day.
6.4    Adjustments. In determining achievement of performance targets, the Committee will have the discretion to adjust for matters afforded to it in the ICP, including in Section 12.2 thereof.

7.    Transferability. You may not sell, gift, or otherwise transfer or dispose of any RPUs.

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8.    Dividend Equivalents. Dividends payable on the number of shares represented by your RPUs (including whole and fractional RPUs) will be allocated to your account in the form of dividend equivalent units (“DEUs”) (whole and fractional). DEUs will be allocated to your account each time dividends are paid by (i) multiplying the cash (or stock) dividend paid per Share by the number of outstanding RPUs (at target) (and any previously credited DEUs) immediately prior to adjustment for the dividend, and (ii) dividing the product by the Fair Market Value of a Share on the day the dividend is declared, provided that the record date occurs after the Grant Date. DEUs will be subject to the same vesting conditions as the underlying RPUs to which they relate.
9.    Vesting Terms. If you remain an active employee through the last business day of the RPU Performance Period, then the number of RPUs and related DEUs that vest following the end of the RPU Performance Period, if any, will be based on the achievement of the performance goals related to each of the performance metrics set forth herein. Shares attributable to the number of vested RPUs and related DEUs, if any, will be transferred to you within 2.5 months following the end of the RPU Performance Period. Except as set forth below, if your employment with the Company is terminated after the Grant Date but prior to the last business day of the RPU Performance Period, then your unvested RPUs and related DEUs will be forfeited.

9.1    Death. If you are an active employee for six continuous months from the beginning of the RPU Performance Period and your employment terminates prior to the last business day of the RPU Performance Period as a result of death, then Shares attributable to a prorated number of RPUs (calculated at target based on the number of months worked during the RPU Performance Period) will be transferred to your estate no later than 90 days after the date of your death.

9.2    Disability or Retirement. If you are an active employee for six continuous months from the beginning of the RPU Performance Period and your employment terminates prior to the last business day of the RPU Performance Period as a result of disability or Retirement (as defined below), then Shares attributable to a prorated number of vested RPUs (based on actual results for the full RPU Performance Period and the number of months worked during the RPU Performance Period) will be transferred to you within 2.5 months following the end of the RPU Performance Period. For purposes of the LTIP, Retirement is defined as (a) the attainment of age 55 with a minimum of 10 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, (b) the attainment of age 60 with a minimum of 5 years of continuous employment accompanied by the cessation of employment with the Company and all Subsidiaries, or (c) “retirement” as otherwise determined by the Committee in its sole discretion.

9.3    Demotion. If you are an active employee for six continuous months from the beginning of the RPU Performance Period and, prior to the last business day of the RPU Performance Period, you are demoted to a position that would have been ineligible to receive an LTIP award, then Shares attributable to a prorated number of vested RPUs and related DEUs (based on actual results for the full RPU Performance Period and the number of months worked during the RPU Performance Period prior to the demotion) will be transferred to you within 2.5 months following the end of the RPU Performance Period. All other RPUs and related DEUs will be forfeited for no consideration.

10.    Repayment. Notwithstanding anything in this document to the contrary, you acknowledge and agree that this document and the awards described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s Incentive-Based Compensation Clawback Policy (and any such other applicable policy relating to the recovery of incentive compensation as may be in effect from time to time), and that relevant sections of this document shall be deemed superseded by and subject to the terms and conditions of such policy.

11.    Withholding. Awards shall be reduced for applicable taxes or you will be required to remit taxes to the Company in accordance with the terms of the ICP.

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12.    Miscellaneous.

12.1    Awards Subject to the Terms of the ICP. LTIP Awards are subject to the terms of the ICP.
12.2    Section 409A. Each Award is intended either to be exempt from Code § 409A and the 409A Guidance or to comply with Code § 409A and the 409A Guidance. The Award Document and the ICP shall be administered in a manner consistent with this intent, and any provision that would cause the Award Document or the ICP to fail to satisfy Code § 409A or the 409A Guidance shall have no force or effect until amended to comply with or be exempt from Code § 409A and the 409A Guidance (which amendment may be retroactive to the extent permitted by Code § 409A and the 409A Guidance and may be made by the Company without your consent). To the extent that benefits provided under an Award constitute deferred compensation for purposes of Code § 409A and the 409A Guidance and to the extent that deferred compensation is payable upon a “separation from service” as defined in Code § 409A and the 409A Guidance, no amount of deferred compensation shall be paid or transferred to you as a result of your separation from service until the date which is the earlier of (i) the first day of the seventh month after your separation from service or (ii) the date of your death (the “Delay Period”).
12.3    Severability. The provisions of the LTIP are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
12.4    Waiver. You acknowledge that a waiver by the Company of breach of any provision of the LTIP shall not operate or be construed as a waiver of any other provision of the LTIP, or of any subsequent breach by you or any other participant.
12.5    Imposition of Other Requirements. The Committee reserves the right to impose other requirements on your participation in the LTIP, on the RPUs and on any shares of Stock acquired under the ICP, to the extent the Committee determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
12.6    Amendment and Termination. The Committee may amend, alter, suspend or terminate the LTIP and any Award at any time subject to the terms of the ICP. Any such amendment shall be in writing and approved by the Committee. The Management Compensation Committee may make administrative amendments to the LTIP from time to time; provided, however, that any such amendment shall be reviewed with the Committee and kept with the records of the LTIP.
12.7    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RPUs and your participation in the ICP, or future awards that may be granted under the ICP, by electronic means or request your consent to participate in the ICP by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the ICP through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
12.8    No Right to Future Awards or Employment. The grant of RPUs under an Award is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in the Award Document shall confer upon you any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate your employment or adjust your compensation.

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12.9    Acknowledgement. You acknowledge that you (a) have received a copy of the ICP, (b) have had an opportunity to review the terms of the Award Document and the ICP, (c) understand the terms and conditions of the Award Document and the ICP and (d) agree to such terms and conditions.
12.10    Limitation of Rights/Contractual Statute of Limitations. To the extent the law allows you to bring claims against the Company or the Company to bring claims against you, whether by arbitration or in a court of law, you and the Company agree to bring any such claim by the earlier of the time provided by law or the time allotted by the provision below that is applicable to the claim:
1.    if the claim arises under California law and requires the filing of a charge with an administrative agency before an arbitration or court action may be instituted, six (6) months from issuance of the right to sue by the administrative agency;
2.    if the claim does not arise under California law but requires the filing of a charge with an administrative agency before an arbitration or court action may be instituted, twelve (12) months from the event forming the basis of the claim; and
3.    for all other claims, six (6) months from the event forming the basis of the claim.
You and the Company acknowledge that you and the Company are agreeing to bring any claim within a shorter time than may otherwise be provided by law.

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Exhibit A

Long-Term Incentive Performance Program RPU Award

CLASSIFICATION	LTIP RPU AWARD AS A PERCENTAGE OF BASE SALARY
Chief Executive Officer	825%
Executive Leadership Team Members (other than the CEO)	250% - 360%

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